Exhibit 107.1

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	9,000,000 shares(1)	$202.39(2)	$1,821,510,000	$168,853.98

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